Exhibit 4.4

BERRY PETROLEUM COMPANY
2010 EQUITY INCENTIVE PLAN
RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Berry Petroleum Company 2010 Equity Incentive Plan shall have the same defined meanings in this Restricted Stock Unit Award Agreement.

I.              NOTICE OF RESTRICTED STOCK UNIT GRANT

You have been granted restricted Stock Units, subject to the terms and conditions of the Plan and this Restricted Stock Unit Award Agreement, as follows:

Name of Awardee:

Total Number of Stock Units Granted:

Grant Date:

Vesting Schedule:                                                                                                                                                                                                [                               ]

II.            AGREEMENT

A.            Grant of Stock Units.  Pursuant to the terms and conditions set forth in this Restricted Stock Unit Award Agreement (including Section I above) and the Plan, the Administrator hereby grants to the Awardee named in Section I above, on the Grant Date set forth in Section I above, the number of Stock Units set forth in Section I above.

B.            Purchase of Stock Units.  No payment of cash is required for the Stock Units.

C.            Vesting/Delivery of Shares.  The Awardee shall vest in the granted Stock Units in accordance with the vesting schedule provided for in Section I above.  Within 60 days following the date on which the Awardee becomes vested in a Stock Unit, the Company shall deliver to the Awardee one share of Common Stock for each Stock Unit the Awardee becomes vested in, net of any Shares withheld, if any, for tax obligations as noted in subsection I below.  In addition, the Stock Units become vested in full if the Company is subject to a Change in Control before the Awardee’s Termination of Service, and the Awardee is subject to an Involuntary Termination (defined below) within 12 months after the Change in Control.  The Stock Units may also vest in accordance with Section M. below.

D.            The term “Involuntary Termination” shall mean the Awardee’s Termination of Service by reason of:  (i) the involuntary discharge of the Awardee by the Company (or the Affiliate employing him or her) for reasons other than Cause (defined below); or (ii) the voluntary resignation of the Awardee following (A) a material adverse change in his or her title, stature, authority or responsibilities with the Company (or the Affiliate employing him or her), (B) a material reduction in his or her base salary or annual bonus opportunity or (C) receipt of notice that his or her principal workplace will be relocated by more than 50 miles.  The term “Cause” shall mean any of the following acts or omissions on the part of the Awardee:  any act of dishonesty, any disclosure of confidential information, negligence or misconduct, failure to perform duties to the standards required by the Company (or the Affiliate employing him or her) or neglect of his or her duties, as determined in the Administrator’s sole and absolute discretion, any illegal act, drug, alcohol or other substance abuse, or any act or omission which has an adverse effect on the Company or any Affiliate’s reputation or business operations.

E.             Forfeiture of Stock Units.  The unvested Stock Units shall automatically be forfeited upon the Awardee’s Termination of Service  unless the Administrator determines otherwise in writing.

F.             No Interest in Company Assets.  The Awardee shall not have any interest in any fund or specific asset of the Company by reason of the Stock Units.

G.            No Rights as a Stockholder Prior to Delivery.  The Awardee shall not have any right, title or interest in, or be entitled to vote in respect of, or otherwise be considered the owner of, any of the shares of Common Stock covered by the Stock Units.  The Awardee shall not be entitled to receive distributions from the shares of Common Stock covered by the Stock Units.

H.            Dividend Equivalents.  The Awardee will not be entitled to receive a cash payment equal to the dividends paid with respect to Common Stock covered by the Stock Units.

I.              Regulatory Compliance.  The issuance of Common Stock pursuant to this Restricted Stock Unit Award Agreement shall be subject to full compliance with all applicable requirements of law and the requirements of any stock exchange or interdealer quotation system upon which the Common Stock may be listed or traded.

J.             Withholding Tax.  The Company’s obligation to deliver any Shares upon vesting of Stock Units shall be subject to the satisfaction of all applicable federal, state, local and foreign income, and employment tax withholding requirements.  The Awardee shall pay to the Company an amount equal to the withholding amount (or the Company may withhold such amount from the Awardee’s salary) in cash.  At the Administrator’s election, the Awardee may pay the withholding amount with Shares; provided, however, that payment in Shares shall be limited to the withholding amount calculated using the minimum statutory withholding rates.

K.            Plan.  This Restricted Stock Unit Award Agreement is subject to all of the terms and provisions of the Plan, receipt of a copy of which is hereby acknowledged by the Awardee.  The Awardee hereby agrees to accept as binding, conclusive, and final all decisions and interpretations of the Administrator upon any questions arising under the Plan and this Restricted Stock Unit Award Agreement.

L.             Successors.  This Restricted Stock Unit Award Agreement shall inure to the benefit of and be binding upon the parties hereto and their legal representatives, heirs, and permitted successors and assigns.

M.           Restrictions on Transfer.  Except as set otherwise provided for in Subsection L above, and the Plan, the Stock Units may not be sold, assigned, transferred, pledged or otherwise encumbered, whether voluntarily or involuntarily, by operation of law or otherwise.  No right or benefit under this Agreement shall be subject to transfer, anticipation, alienation, sale, assignment, pledge, encumbrance or charge, whether voluntary, involuntary, by operation of law or otherwise, and any attempt to transfer, anticipate, alienate, sell, assign, pledge, encumber or charge the same shall be void.  No right or benefit hereunder shall in any manner be liable for or subject to any debts, contracts, liabilities or torts of the person entitled to such benefits.  Any assignment in violation of this Section L shall be void.

N.            Change in Control.    In the event of a Change in Control prior to the Awardee’s Termination of Service, the Stock Units will be assumed or an equivalent stock unit or right substituted by the successor corporation or a parent or subsidiary of the successor corporation.  In the event that the successor corporation refuses to assume or substitute for the Stock Units, the Awardee will fully vest in and have the right to exercise the Stock Units.  In addition, if the Stock Units become fully vested and exercisable in lieu of assumption or substitution in the event of a Change in Control, the Administrator will notify the Awardee in writing or electronically that the Stock Units will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Stock Units will terminate upon the expiration of such period.

O.            Restrictions on Resale.  The Awardee agrees not to sell any Shares that have been issued pursuant to the vested Stock Units at a time when Applicable Laws, Company policies or an agreement between the Company and its underwriters prohibit a sale.  This restriction shall apply as long as the Awardee is a Service Provider and for such period of time after the Awardee’s Termination of Service as the Administrator may specify.

P.             Entire Agreement; Governing Law.  This Restricted Stock Unit Award Agreement and the Plan constitute the entire agreement of the parties with respect to the subject matter hereof and supersede in their entirety all prior undertakings and agreements of the Company and the Awardee with respect to the subject matter hereof, and may not be modified adversely to the Awardee’s interest except by means of a writing signed by the Company and the Awardee.  This Restricted Stock Unit Award Agreement is governed by the internal substantive laws, but not the choice of law rules, of Colorado.

Q.            NO GUARANTEE OF CONTINUED SERVICE.  THE AWARDEE ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (AND NOT THROUGH THE ACT OF BEING HIRED OR BEING GRANTED STOCK UNITS).  THE AWARDEE FURTHER ACKNOWLEDGES AND AGREES THAT THIS RESTRICTED STOCK UNIT AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND SHALL NOT INTERFERE WITH AWARDEE’S RIGHT OR THE COMPANY’S RIGHT TO TERMINATE AWARDEE’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

By the Awardee’s signature and the signature of the Company’s representative below, the Awardee and the Company agree that this Award is granted under and governed by the terms and conditions of this Restricted Stock Unit Award Agreement and the Plan.  The Awardee has reviewed this Restricted Stock Unit Award Agreement and the Plan in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Restricted Stock Unit Award Agreement and fully understands all provisions of this Restricted Stock Unit Award Agreement and the Plan.  The Awardee hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Administrator upon any questions relating to this Restricted Stock Unit Award Agreement and the Plan.

The Awardee further agrees that the Company may deliver by email all documents relating to the Plan or this Award (including, without limitation, prospectuses required by the Securities and Exchange Commission) and all other documents that the Company is required to deliver to its security holders (including, without limitation, annual reports and proxy statements).  The Awardee also agrees that the Company may deliver these documents by posting them on a web site maintained by the Company or by a third party under contract with the Company.

AWARDEE:	BERRY PETROLEUM COMPANY

Signature	Signature

Printed Name	Printed Name

Title